                                                                        Ex. 99.1

TO BUSINESS EDITOR:

     WebFinancial  Board and  Stockholders  Authorize  Reverse  Stock  Split and
                     Reduction in Authorized Capital Stock

NEW YORK,  March 25/PRNewswire - FirstCall/ - WebFinancial  Corporation (Nasdaq:
WEFN) today announced that on March 9, 2005, its Board of Directors  approved an amendment to  WebFinancial's  Certificate of  Incorporation  that would effect a reverse  split of the shares of common  stock at a ratio of 1-for-4,  and reduce
WebFinancial's  number of authorized  shares of common stock from  50,000,000 to
5,000,000 and of preferred stock from 10,000,000 to 500,000. The stockholders of
WebFinancial  approved the reverse  split and  reduction in  authorized  capital stock at the 2004 annual meeting of stockholders  held on December 15, 2004. The reverse  split and  reduction in  authorized  capital  stock is expected to take effect on April 5, 2005. It is anticipated that WebFinancial's common stock will begin trading on the Nasdaq SmallCap Market on a post-reverse split basis at the opening of trading on April 6, 2005 under its current symbol "WEFN".

Fractional  shares of stock will not be issued as a result of the reverse split.
Stockholders who would otherwise receive a fractional share of common stock will be entitled to receive  cash in lieu of  fractional  shares.  Stockholders  will receive  instructions  by mail  regarding the method of exchanging the old stock certificates for new stock  certificates.  Wachovia Bank, N.A. is WebFinancial's transfer  agent  and  will  act  as  the  exchange  agent  for  the  purpose  of implementing  the exchange of stock  certificates in connection with the reverse split.

As of March 24, 2005,  WebFinancial  had 8,733,732 shares of common stock issued and outstanding and no shares of preferred stock issued and  outstanding.  After giving effect to the reverse split, there will be approximately 2,183,433 shares of common stock issued and outstanding.

More  information  about the reverse split and  reduction in authorized  capital stock is available in  WebFinancial's  definitive proxy statement filed with the
Securities and Exchange Commission on November 24, 2004.

Statements  included in this press release that are not historical in nature are
"forward-looking  statements"  within  the  meaning  of the  Private  Securities
Litigation  Reform Act of 1995 (the "1995 Act"). The words "believe,"  "expect,"
"anticipate,"  "estimate," "guidance," "target" and similar expressions identify forward-looking  statements.  The Company cautions readers that  forward-looking statements  are subject to certain  risks and  uncertainties,  which could cause actual results to differ materially from those projected in the  forward-looking statements.  Certain risks and uncertainties are identified from time to time in the Company's  reports filed with the SEC. The Company  claims the protection of the safe harbor for forward-looking statements contained in the 1995 Act.

SOURCE: WebFinancial Corporation

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